STATE OF MINNESOTA                                             DISTRICT COURT
COUNTY OF HENNEPIN                                   FOURTH JUDICIAL DISTRICT

--------------------------------------------------------------------------------

Paul F. Gibson

                Plaintiff,
                                                     FINDINGS OF FACT,
                                                     CONCLUSIONS OF
                                                     LAW, AND ORDER
                                                     FOR JUDGMENT

                                                     File No.:    98-15290
v.

SpectraScience, Inc.,

                Defendant.



To: Plaintiff, through his attorney, Scott S. Payzant, Mackall, Crounse & Moores, PLC, 1400 AT&T Tower, 901 Marquette Ave., Minneapolis, MN 55402; defendant, through its attorney, Peter M. Lancaster, Dorsey & Whitney, LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, MN 55402.

         On March 13, 2000, Judge Isabel Gomez, of this District Court, heard a trial of the above-captioned lawsuit. Plaintiff Paul F. Gibson appeared with his attorney, Scott S. Payzant. Defendant was represented by its attorney, Peter M. Lancaster. Final written submissions of the parties were received by the Court on April 17, 2000.

         Based upon the evidence admitted at trial, and upon the contents of its own file in the matter, the Court makes the following

                                FINDINGS OF FACT

         1. Plaintiff Paul Gibson is a resident of Clearwater, Florida; at times relevant to this lawsuit, he lived in Minnesota.

         2. Defendant SpectraScience, Inc., is a corporation based in Minneapolis, Hennepin County, Minnesota.

         3. SpectraScience is a publicly traded company.

         4. On November 3, 1999, this Court granted plaintiff's motion for partial summary judgment, finding that on October 24, 1994, Gibson and SpectraScience entered into a Settlement Agreement granting

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Gibson the option to purchase 50,000 shares of SpectraScience common stock at the price of $2.50 per share.

         5. In its summary judgment, this Court concluded that, on or about November 27, 1997, SpectraScience breached its Agreement with Gibson, when it denied that he had any stock options, thus thwarting his attempt to exercise them.

         6. The trial referenced here was, therefore, limited to the issue of determining Gibson's damages resulting from SpectraScience's breach of the Agreement.

         7. On the day of trial, defendant made a motion "For Judgment on the Pleadings," claiming, for the first time, that the underlying Agreement here is void, because it is a contract for compensation claimed by Gibson for work he did as a securities broker when he was not registered, as brokers must be, pursuant to 15 U.S.C. ss.780(a)(1) and (b).

         8. Notwithstanding its title, defendant's motion does not rest on the pleadings, but depends upon Gibson's testimony at trial.

         9. Concerning the work he performed for SpectraScience, Gibson testified as follows:

            a. "...I prepared the work product and presentation that was used for all the prospective investors in the company, which would include Perkins." Trial transcript, p. 52,P. 22-25.

            b.    Q.       And you were the person who developed the
                           presentation with respect to strategy, and the business, and the market capitalization to use with Perkins and other companies?

                  A.       Correct

                  Q. And you did all the numbers, all the forecasts, is that correct?

                  A. I didn't punch the keys in the word processor, but I did the numbers manually.

                  Q. And your materials were used with each potential investor?

                  A.       They were.

                  Q. And it wasn't just Perkins, it was a number of other investors, is that correct?

                  A.       Correct.

                  Q And it wasn't just Perkins, it was a number of other investors, is that correct?

                  A.       Correct.

                  Q. And you, in fact, traveled to New York in order to pitch this project to other investors, is that correct?

                  A.       Yes." Trial transcript, p. 53, P. 1-18.

            c.    Q.       You discussed and negotiated the price with Perkins,
                           is that true?

                  A.       Did I negotiate the price, no.

                  Q. Well, Perkins gave you their proposal for the price, and wanted your comments and thoughts on it before they presented it to Brian McMahon, didn't they?

                  A.       Correct.

                  Q. And so they discussed the pricing and other terms of the deal with you before they talked to Mr. McMahon about the, is that correct?

                  A.       On one or two occasions, yes.

                  Q. And as a result of your presentation, Perkins made a decision to invest, is that correct?

                  A. I think it's fair to say on favorable terms to the company, my presentation had an awful lot to do with where they ended up.

                  Q. Well, in fact, your view is that without your efforts, there would have been no Perkins' money, is than [sic] true?

                  A.       I think that -

                                    The answer is "YES".

                  Q.       You were the person who closed the deal?

                  A.       No.

                  Q.       Would you take a look at page 149 of your deposition.

                                    And you see that I asked you the question
                  beginning on line 14, about whether you had a sophisticated understanding of the issue in question, and your answer was:
                  "Most certainly, as evidenced by the fact that the deal I sold closed, e.g., Perkins Capital."

                                    And that was true, right?

                  A.       Yes.

                  Q. Now, would it be fair to say that, in substance, you brokered this deal?

                  A.       No, it wouldn't be fair to say.

                  Q.       How would you characterize it?

                  A. I represented the company in the initial negotiations.

                                 Let me back up.

                                    I created the package that was used to sell
                           Perkins on the transaction. And I believe I sold one transaction." Trial transcript, pp.54-P. 9-25, 55-P. 1-25.

         10. The evidence in this matter does not establish that Paul Gibson functioned as a broker when working on Spectra`s behalf.

         11. SpectraScience agreed that Gibson was to receive freely tradeable registered shares of common stock if and when he exercised his options under the Settlement Agreement.

         12. The Settlement Agreement did not provide that Gibson's options had any expiration date.

         13. From the time of the Settlement Agreement, Gibson kept a close watch on the price of SpectraScience stock.

         14. In October of 1997, SpectraScience stock reached a point where it was being traded, in small amounts, at $9.00 and $10.00 per share, its highest price since Gibson received his options.

         15. Through his broker, Gibson attempted to exercise his options, in order to begin selling stock at the favorable price it had reached.

         16. Gibson's decision to begin to exercise his options in October of 1997 was a reasonable financial move, based on the performance of SpectraScience stock.

         17. SpectraScience thwarted Gibson's exercise of his stock options, claiming he had none; and the instant lawsuit resulted.

         18. SpectraScience is a "smallcap" company whose stock has been thinly traded at all relevant times.

         19. In October, 1997, Gibson owned outright 6400 shares of SpectraScience stock, for which he had placed a sell order with his broker at $7.88. He was never able to sell the stock at that price and eventually disposed of it at $4.50 to $5.00.

         20. Gibson did not establish at trial that his expectation that his three-year-old options could be exercised and traded within a 48-or-72 hour window was reasonable.

         21. Gibson did not establish at trial how many shares of SpectraScience the October 1997, market could have absorbed at $9.00 or above without their price being depressed.

         22. The market for SpectraScience shares has at all relevant times been volatile; the stock price fluctuates significantly from day to day.

         23. Gibson's analysis of his damages, even with the benefit of hindsight, is speculative and unpersuasive.

         24. SpectraScience has yet to yield any product for sale; unless and until it does so, it will remain, as it has been throughout its existence, cash poor.

         25. SpectraScience was unable to pay any of its twelve employees their earned bonuses for 1999, because of its cash shortage.

         26. SpectraScience hopes to achieve relisting with NASDAQ, a relationship that all parties agree is valuable; it needs all of its available cash in order to do so.

         27. At the time of trail, SpectraScience shares were trading for around $7.50, a value higher than that Gibson obtained for the SpectraScience shares he actually sold and representing a substantial premium over his option price.

         28. SpectraScience would be damaged seriously be being required to pay Gibson cash damages.

         29. At the time of trial, SpectraScience intended to file a registration statement with the SEC in order to issue additional registered stock, which it did not have available either in October of 1997 or at the time or trial.

         30. Ninety (90) days is a reasonable time frame in which to file for, and effect, the issuance of registered stock.

         31. Seventy-two (72) business hours is a reasonable time frame within which SpectraScience can make Gibson's options exercisable, once sufficient registered stock is available.

     Based upon these facts, the Court draws the following

                               CONCLUSIONS OF LAW

         1. Because the evidence does not establish that Paul Gibson functioned as a broker in serving SpectraScience, or that he was required to be registered with the SEC, the Settlement Agreement herein is not voided by any illegality pursuant to 15 U.S.C.ss.780(a)(1).

         2. Under this Court's view of the facts, the interesting procedural questions raised by the defendant's motion for judgment on the pleadings are moot, and therefore, remain undetermined.

         3. Paul Gibson made a reasonable business decision to exercise his SpectraScience options in October of 1997 and he is, therefore, not culpable under a laches theory.

         4. Paul Gibson will be fairly compensated by SpectraScience's provision of at least 50,000 shares of registered stock to be available so that Gibson may exercise his options in paperless transactions, with 72-hour notice, at any date he elects. In other words, it is fair that he have the full benefit of the Settlement Agreement: specific performance.

         5. If SpectraScience does not make his stock option exercisable in a timely fashion, Gibson will not be adequately compensated for his damages by specific performance.

         6. SpectraScience, Inc. is liable to Paul Gibson for his costs in bringing this lawsuit. It is, therefore,

                                     ORDERED

         1. That, no later than August 31, 2000, SpectraScience, Inc., have available sufficient registered stock so that Paul Gibson may exercise his options for any part of 50,000 shares at $2.50 per share.

         2. That there be no expiration date on Paul Gibson's SpectraScience options.

         3. That, on any date when Paul Gibson chooses to exercise SpectraScience options, SpectraScience shall provide him with registered shares to be freely traded within seventy-two (72) business hours.

         4. That SpectraScience do nothing to impede Gibson's trading of SpectraScience shares in paperless transactions.

         5. That, for each day by which SpectraScience, Inc. breaches the time provisions set forth in paragraphs one (1) and three (3), supra, SpectraScience shall pay Paul Gibson $3,000.00 in cash damages.

         6. That Judgment be entered for the plaintiff, Paul Gibson, for specific performance and statutory costs.

     LET JUDGMENT BE ENTERED ACCORDINGLY.

                                                                  BY THE COURT:



Dated this 2nd day of June 2000.
                                                             HON. ISABEL GOMEZ,
                                                        JUDGE OF DISTRICT COURT